UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Compensatory Arrangements of Certain Officers.
Amendment of Weatherford International Ltd. Supplemental Executive Retirement Plan
     On March 17, 2010, the compensation committee (the “Committee”) of our board of directors approved an amendment to our Supplemental Executive Retirement Plan (the “Plan”) to be effective on March 31, 2010. The amendment will:
     (a) prohibit any new participants in the Plan;
     (b) freeze further benefit accruals under the Plan effective March 31, 2010 and replace those accruals with a LIBOR-based accrual; and
     (c) fix calculation of termination benefits as provided under Section 25(b) of the Plan and prohibiting any participant from receiving retirement benefits (as defined in the Plan) under Section 4 of the Plan.
     The description of the amendment of the Plan in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the amendment to the Plan (including the current benefit accrual amounts set forth on Exhibit D of the amendment), a copy of which is attached as Exhibit 10.1 and incorporated by reference into this Item 5.02.
Approval of New Form of Performance Unit Award Agreement
     The Committee also has authorized new form grant agreement (the “Grant Agreement”) for awards of performance units to officers under the Company’s 2006 Omnibus Incentive Plan, as amended (the “2006 Plan”). The Grant Agreement contains vesting provisions requiring the Company to meet performance goals before awards will vest. The Grant Agreement form will be used from time to time for grants to officers, in addition to current form agreements under the 2006 Plan, under which the passage of time and continued employment with the Company caused the awards vest.
     The description of the Grant Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Grant Agreement, a form of which is attached as Exhibit 10.2 and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Document
10.1	First Amendment to the Weatherford International Ltd. Supplemental Executive Retirement Plan.

10.2	Form of Performance Unit Award Agreement for Officers pursuant to Weatherford International Ltd. 2006 Omnibus Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WEATHERFORD INTERNATIONAL LTD.
By: /s/ JOSEPH C. HENRY
       Name: Joseph C. Henry
       Title: Vice President
March 23, 2010